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EXHIBIT 10.23

                             COMPENSATION AGREEMENT

         This Agreement is made this 24th day of January, 1996, between Frank Katarow ("Executive") and Biochem International Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Company wishes to assure itself of continuity of management in the event of any Change in the Control of the Company; and

         WHEREAS, the Company believes it is important that Executive be able to assess and advise the Company whether supporting a Change in Control would be in the best interests of the Company and its shareholders without being influenced by the uncertain effect of such a change upon Executive's role within the Company; and

         WHEREAS, Executive has been employed by the Company and the Company wishes to demonstrate to Executive the Company's concern for his welfare; and

         WHEREAS, the Company has or will deposit certain amounts (the "Trust Funds" ) with David Sanders, as trustee of the Katarow Employment Trust (the "Trust"), to fund certain obligations to be herein entered into; and

         WHEREAS, the Company wishes to insure that the Executive will continue to advise and be an employee of the Company, and to provide such services as are required in such position, for a period of at least one year following any Change in Control of the Company;
         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:


                       ARTICLE I.  OPERATION OF AGREEMENT

         1.1. This Agreement will be binding immediately upon its execution by the parties hereto, but will operate as an employment contract only during the "Term of Employment" as described below. Notwithstanding the foregoing, if, prior to any Change in Control, Executive resigns from the Company, is dismissed for Cause, as defined in paragraph 4.3 below, or dies, this Agreement shall terminate, and Executive shall not be entitled to any benefits hereunder.

         1.2. The "Term of Employment" is the period beginning on the date of a "Change of Control" and ending on the earliest of:

         (a)     One year following such Change of Control,

         (b)     Executive's death, or

         (c) the date on which all rights and obligations of the parties hereto have been satisfied in accordance with the terms of this Agreement.

         Except as provided in paragraph 1.1 of this Agreement, neither the expiration of the Term of Employment nor the termination of this Agreement will relieve the Company of the obligation to provide Executive, in accordance with the terms hereof, the payments, benefits and coverage to which he has become entitled under this Agreement.

         1.3. "Change of Control" means a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 (the "Act"),





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whether or not the Company is then subject to such reporting requirement;
provided, however, that, without limitation, such a Change of Control shall be deemed to have occurred if:

         (a) any person or group (as such terms are used in connection with Sections 13(d) and 14(d) of the Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

         (b) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter.

         Notwithstanding the foregoing provisions of this paragraph 1.3, a "Change of Control" will not be deemed to have occurred solely because of the acquisition of securities of the Company (or any reporting requirement under the Act relating thereto) by an employee benefit plan maintained by the Company for its employees.

                            ARTICLE II.  EMPLOYMENT

         2.1. The Company agrees to employ Executive throughout the Term of Employment as an officer of the Company without reducing Executive's status and without imposing on Executive travel requirements or other duties substantially more onerous than those to which he was subject immediately prior to the Change of Control. The Company agrees to provide Executive with an office and executive secretarial support similar to those provided immediately before the Change of Control and further agrees that Executive's situs of employment will be in Waukesha, Wisconsin, or such other location in the Milwaukee, Wisconsin vicinity to which the Company's executive headquarters may be moved.

         2.2. Executive agrees, subject to paragraph 4.4 below, to remain in the Company's employ during the Term of Employment, as described in paragraph 2.1.

         Excluding periods of vacation and sick leave, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company to the extent necessary to discharge responsibilities assigned to Executive hereunder and to use reasonable efforts to perform such responsibilities faithfully and efficiently. No greater time, attention or effort to discharge responsibilities shall be required of Executive than was required prior to the Change of Control. Executive may:

         (a)     serve on corporate, civic and charitable boards or committees,

         (b) deliver lectures, fulfill speaking engagements and teach at educational institutions and

         (c)     manage personal investments,

         so long as such activities do not significantly interfere with the performance of Executive's responsibilities. To the extent that any such activities have been conducted by Executive prior to the Change of Control, such prior conduct, and any subsequent conduct similar in nature and scope, shall not be deemed to interfere with the performance of Executive's responsibilities.

         2.3. For purposes of this Agreement, employment by a subsidiary of the Company will be deemed to be employment by the Company, and the Company may cause its obligations hereunder to be discharged through such a subsidiary, provided that the Company will remain liable for the discharge of all such obligations and that the rights, benefits, authority and status of the Executive are in no way





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diminished thereby.  A subsidiary is any corporation more than 50% of the voting stock of which is owned by the Company or another subsidiary of the Company.

                           ARTICLE III.  COMPENSATION

         3.1. The Company will pay as compensation to Executive for his services as an employee during the Term of Employment:

         (a) base annual salary at a rate equal to or greater than the rate of base salary in effect for Executive immediately prior to the Change of Control; plus

         (b) an annual bonus equal to the average bonus (as a percentage of base salary) paid to the Executive for the three full fiscal years of the Company immediately preceding the Change of Control.

         3.2. In addition, for his services as an employee during the Term of Employment, Executive will:

         (a) participate fully in the Company's stock option plan (and/or any successor plan), if any;

         (b) participate fully in all pension, profit sharing and similar benefit plans of the Company, if any;

         (c) participate fully, together with his dependents and beneficiaries, in all life insurance plans, accident and health plans and other welfare plans, maintained or sponsored by the Company immediately prior to the Change of Control, or receive substantially equivalent coverage (or the full value thereof in cash) from the Company;

         (d) participate fully in any additional benefit plans offered by the Company to executives before or after the Change of Control; and

         (e) receive fringe benefits (which shall not include any benefit referred to elsewhere in this Article III) substantially equivalent to those provided to Executive immediately prior to the Change of Control as well as reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by Executive in the course of his duties.

         3.3. Amounts payable under this Article III for services rendered by Executive during his employment constitute reasonable compensation for such services. If any such amount (or, if by reason of such amount, any other amount in the nature of compensation payable to Executive) is determined to be subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, the Company will pay to Executive in cash an additional amount necessary to cause the total payments (including the additional payment required by this paragraph 3.3) and benefits received by him under this Article III (net of all federal and state taxes, including all taxes payable under section 4999 of the Code) to be equal to the total payments and benefits Executive would have received under this
Article III (net of all federal, state and local taxes) if section 4999 of the Code had not applied. This paragraph 3.3 does not apply to amounts payable under Article IV.

                     ARTICLE IV.  ADDITIONAL BONUS PAYMENT

         4.1. Unless Executive's employment is terminated by the Company during the Term of Employment for "Cause" (as defined in paragraph 4.3 below) the Company will pay Executive one year after the Change in Control a lump sum cash payment, in the amount of the Trust Funds held by the Trust on the date payment is due under this Article IV.





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         4.2.    (a)      Upon the occurrence of any breach by the Company of
this Agreement within the meaning of paragraph 4.2(b), below, Executive may give the Company written notice of his intention to resign effective the 30th day following the date of such notice. If the Company does not fully remedy such breach within 15 days of the date of such notice, Executive's resignation will become effective on such 30th day. If Executive resigns in accordance with this paragraph during the Term of Employment, his employment will be deemed to have been terminated by the Company for reasons other than Cause (and he will be deemed to have offered to continue to provide services to the Company), and he will be entitled to all the payments and rights and benefits described in paragraph 4.1; provided that such payments and rights and benefits will in no event be less than they would have been had such termination taken place on the date that the Company first breached this Agreement.

         (b) The following events are breaches by the Company of this Agreement within the meaning of this paragraph 4.2(b):

                 (i) any reduction of, or failure to pay, Executive's salary or bonus as described in paragraph 3.1 above;

                 (ii) any failure to provide the benefits required by paragraph 3.2 above or to make any payment which might be due in accordance with paragraph 3.3 above;

                 (iii) assignment to Executive of any duties inconsistent in any respect with his position (including status, offices and titles), authority, duties or responsibilities as contemplated by paragraph 2.1 above or any other action by the Company which results in a diminution of such position, authority, duties or responsibilities;

                 (iv) failure after a Change of Control to comply with and satisfy paragraph 8.1 or 8.2 below;

                 (v) relocation of the Company's principal executive offices, or any event that causes Executive to have his principal place of work changed, to any location outside the Milwaukee, Wisconsin area; and

                 (vi) without limiting the generality or effect of the foregoing, any other material breach of this Agreement by the Company or any successor thereto or transferee of substantially all the assets thereof.

         4.3. If Executive is dismissed by the Company for Cause, he will not be entitled to payments or benefits provided under paragraph 4.1 above. "Cause" means only the willful commission by Executive of theft, embezzlement or other serious and substantial crimes against the Company. For purposes of this definition, no act or omission shall be considered to have been "willful" unless it was not in good faith and Executive had knowledge at the time that the act or omission was not in the best interest of the Company.

         4.4. If Executive's employment is alleged to be terminated for Cause or if Executive's right to resign under paragraph 4.2 is disputed, Executive may initiate binding arbitration in Milwaukee, Wisconsin, before the American Arbitration Association by serving a notice to arbitrate upon the Company or, at Executive's election, institute judicial proceedings, in either case within 90 days of the effective date of his termination or, if later, his receipt of notice of termination, or such longer period as may be reasonably necessary for Executive to take such action if illness or incapacity should impair his taking such action within the 90-day period. The Company agrees:

                 (i) to pay the costs and expenses (including fees of counsel to Executive of any such arbitration and/or judicial proceeding, including Executive's counsel fees), and





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                 (ii)  to pay interest to Executive on any amounts ultimately found to be due to Executive hereunder during any period of time that such amounts are withheld pending arbitration and/or judicial proceedings. Such interest will be at the "Prime Rate" most recently announced by the First National Bank of Chicago prior to the commencement of the arbitration.

         4.5. Termination of employment during the Term of Employment due to the death or total and permanent disability of Executive will not be considered a termination for purposes of this Article IV.

         4.6. If Executive dies following a termination of employment which entitled him to benefits under this Article IV but prior to receipt of all such benefits his beneficiary (as designated to the Company in writing) or, if none, his estate, will be entitled to receive within 60 days of the date of the Executive's death all unpaid amounts due hereunder.



                     ARTICLE V.  NO OBLIGATION TO MITIGATE

         There shall be no requirement on the Executive's part to seek other employment or otherwise mitigate in order to be entitled to the full amount of any payments or benefits hereunder.

                            ARTICLE VI.  LIMITATION

         Notwithstanding any other provision of this Agreement, the payments or benefits to which Executive will be entitled under Article IV of this Agreement will be reduced to the extent necessary so that none of the payments will (i) be deemed "excess parachute payments" under sections 280G or 4999 of the Code, or (ii) be treated as not deductible by the Company under section 162(m) of the Code.

                             ARTICLE VII.  EXPENSES

         It is the intent of the Company that the Executive not be required to incur any expenses associated with the enforcement of his rights under this Agreement by legal action or arbitration proceeding because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if Executive determines in good faith that the Company has failed to comply with any of its obligations under this Agreement, or if the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any legal action or arbitration proceeding designed to deny Executive, or to recover from him, the benefits intended to be provided hereunder, or in the event of actions instituted as contemplated by paragraph 4.4 above, the Company irrevocably authorizes Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent Executive in connection with any and all actions and proceedings, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, which may adversely affect Executive's rights under this Agreement. In addition, notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive's entering into an attorney-client relationship with such counsel and agrees that a confidential relationship shall exist between Executive and such counsel. Without limiting the effect of paragraph 4.4 above or of the foregoing provisions of this Article VII, the Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys' and related fees and expenses incurred by Executive as a result of the Company's failure to perform under this Agreement.





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                      ARTICLE VIII.  MERGER OR ACQUISITION

         8.1. If the Company is at any time before or after a Change of Control merged with or consolidated into or with any other corporation or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets of the Company are transferred to another corporation or other entity, the corporation or other entity resulting from such merger or consolidation, or the acquirer of such assets, shall (by agreement in form and substance satisfactory to Executive) expressly assume the obligations of the Company under this Agreement. In any event, however, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation or other entity resulting from such merger or consolidation or the acquirer of such assets, and this Article VIII will apply in the event of any subsequent merger or consolidation or transfer of assets.

         8.2. In the event of any merger, consolidation or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit Executive's right to or privilege of participation in any stock option or purchase plan or any bonus, profit sharing, pension, group insurance, hospitalization or other incentive or benefit plan or arrangement which may be or become applicable to executives of the corporation resulting from such merger or consolidation or the corporation acquiring such assets of the Company.

         8.3. In the event of any merger, consolidation or sale of assets described above, references to the Company in this Agreement shall unless the context suggests otherwise be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.

                            ARTICLE IX.  WITHHOLDING

         All payments required to be made by the Company hereunder to Executive or his dependents, beneficiaries or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

                             ARTICLE X.  AMENDMENT

         No amendment, change or modification of this Agreement may be made except in writing, signed by both parties.

                              ARTICLE XI.  GENERAL

         11.1. The provisions of this Agreement shall be binding upon and shall inure to the benefit of Executive, his executors, administrators, legal representatives and assigns, and the Company and its successors.

         11.2. The validity, interpretation and effect of this Agreement shall be governed by the laws of the State of Wisconsin.

         11.3. There shall be no right of set-off or counterclaim, in respect of any claim, debt or obligation, against any payments to Executive, his dependents, beneficiaries or estate provided for in this Agreement.

         11.4. No right or interest to or in any payments shall be assignable by Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries" as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of the Executive's estate.





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         11.5.   No right, benefit or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

         11.6. Beginning on the date of a Change of Control, this Agreement shall govern Executive's employment and compensation by the Company and the other matters referred to herein, and any other employment or severance agreement, arrangement or policy otherwise applicable to the Executive shall be superseded by this Agreement.

         11.7. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

         IN WITNESS WHEREOF, the Company and Executive have each caused this Agreement to be duly executed and delivered as of the date set forth above.
                                        Biochem International Inc.


                                        By
ATTEST:                                    -------------------------------

--------------------------


                                        ----------------------------------
                                        Frank A. Katarow





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